As filed with the Securities and Exchange Commission on December 21, 2007	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FLUOR CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	33-0927079
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6700 Las Colinas Boulevard
Irving, Texas 75039

(469) 398-7000

(Address, including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

FLUOR 409A EXECUTIVE
DEFERRED COMPENSATION PROGRAM
(Full Title of Plan)

Carlos M. Hernandez, Esq.
Chief Legal Officer and Secretary

Fluor Corporation

6700 Las Colinas Boulevard

Irving, Texas 75039

(469) 398-7000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations	$250,000,000	100%	$250,000,000	$7,675

(1)                                 The Deferred Compensation Obligations are unsecured obligations of Fluor Corporation to pay deferred compensation in the future in accordance with the terms of the Fluor 409A Executive Deferred Compensation Program.

(2)                                 Calculated solely for purposes hereof pursuant to 457(h).

INTRODUCTION

Fluor Corporation, a Delaware corporation, is filing this Registration Statement on Form S-8 relating to up to $250.0 million of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Fluor 409A Executive Deferred Compensation Program (the “Plan”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to eligible executives as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents which Fluor has filed with the Securities and Exchange Commission are hereby incorporated by reference into this Registration Statement:

(a)           Fluor’s latest Annual Report on Form 10-K (File No. 001-16129) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, that contains audited financial statements for Fluor’s latest fiscal year for which such statements have been filed;

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of Fluor’s fiscal year covered by the documents referred to in item (a) above; and

(c)           The description of Fluor’s common stock set forth under the caption “Description of New Fluor Capital Stock” in Fluor’s Registration Statement on Form 10 (File No. 001-16129), together with any amendment or report Fluor files with the SEC for the purpose of updating that description.

All documents subsequently filed by Fluor pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated by reference into this Registration Statement, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes the earlier statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

     The Deferred Compensation Obligations hereby registered consist of certain unfunded and unsecured obligations of the Company arising in favor of persons electing to participate in the Fluor 409A Executive Deferred Compensation Program (the “Plan”).

The Plan permits eligible executives who elect to participate in the Plan (“Participants”) to defer all or any portion of their salary or incentive compensation awards for any given year.  Participants may specify the portion of their compensation to be deferred, which elections shall become effective with the first payroll period in the quarter elected during annual enrollment in the Plan.  Deferral amounts are irrevocable in the year for which any deferral election has been made unless the Participant experiences an unforeseeable emergency.

In addition, the Company makes three types of credits under the Plan on behalf of eligible employees.  First, “excess benefits accruals” are credited as of each payroll date to make up for benefits that cannot be accrued under the Fluor Corporation Employees’ Savings Investment Plan (the “Savings Plan”) and the Fluor Corporation Employees’ Defined Retirement Plan (the “Retirement Plan”) as a result of the application of the limitations under section 401(a)(17) and 415 of the Internal Revenue Code.  Second, “compensating accruals” are credited for benefits that are lost under the Savings Plan and the Retirement Plan as a result of salary deferrals under the Plan.  Finally, “deferral matching contributions” are credited to ensure that participants receive the full amount of matching contributions under the Savings Plan formula without regard to section 401(a)(17) of the Code, and the Company may also provide discretionary matching contributions under this provision.

When a Participant elects to defer compensation under the Plan, the Company retains the deferred amount and credits the value thereof by book entry to the applicable accounts established and maintained by the Company with respect to such Participant’s deferred compensation.  The Company also credits the Company contributions described above to the Participant’s account at the times specified in the Plan.

Participants may elect to receive all or a portion of any Plan year’s deferral balance as early as two years after the end of the Plan year, while the Participant is still employed by the Company, so long as such election is made during the open enrollment period prior to the beginning of that specific Plan year.  Participants may also choose to have their deferral balances paid after their employment ends.

Participants may allocate the balance credited to their accounts among various investment crediting options available under the Plan.  Initially, Participants make allocations to the crediting options at the time they elect to participate in the Plan.  Thereafter, Participants may change their allocations daily.  The Executive Compensation Committee of the Company (“Committee”) has discretion to determine which crediting options will be available under the Plan provided that if a Participant has designated a crediting option that is removed or no longer available, the Participant will be deemed to have designated the money market option (or its equivalent) until such time as a new credit option designation is received by the Company.  Participant accounts are adjusted daily to reflect the performance of the applicable crediting options.

Each year, Participants may choose a different payment method for the deferrals made during that period.  Distributions can be made in either a lump sum or in 2 to 10 annual installments, depending on the payment method selected.  Participants may change the payment method once for any Plan year balance, provided, that the revised payment begins at least five years later than it otherwise would have commenced and the change is made at least 12 months prior to the payment commencement date.  With regard to scheduled in-service distributions, distributions are paid in a lump sum (or installments commence) in January of the year elected by the Participant, as long as the Participant is still employed by the Company.  If a Participant terminates prior to or while receiving a scheduled in-service distribution, or if a Participant has elected to have the deferral balance paid after employment ends, the distribution will be paid (or installments will commence) in the month following separation from service.  However, for “specified employees” (generally up to 50 officers of the Company and its subsidiaries), post-employment distributions generally cannot be paid until six months after separation of service, except in the event of death.

Amounts accrued in a Participant’s accounts are also payable in a lump sum distribution by the end of the month (or the sixth month for specified employees) following the month of termination of a Participant’s employment with the Company or its subsidiaries if such termination occurs within two years following a change of control of the Company.  Additionally, in the event that the Committee approves such distribution, limited portions of a Participant’s account may be distributed in the event the Participant suffers a sudden, unexpected and severe financial hardship.

The obligation of the Company to pay Participants the amount of their accounts under the Plan is unfunded and constitutes a general unsecured obligation of the Company that ranks pari passu with other unsecured and unsubordinated indebtedness of the Company. Assets of the Company segregated or identified by the Company for the purpose of paying deferred compensation obligations under the Plan are general corporate assets of the Company subject to the claims of its creditors.

The interests of Participants under the Plan may not be assigned, transferred, pledged or otherwise encumbered.  Upon the death of a Participant, his or her beneficiaries, as designated under the Retirement Plan or as otherwise designated by the Participant to his or her employer or, in the absence of such designation, by the personal representative of Participant’s estate, shall be entitled to payments that would otherwise be made to the Participant under the Plan.  The Company’s obligation to pay amounts of deferred compensation under the Plan is not convertible into securities of the Company, and Participants have no voting rights with respect to the Plan or such obligations.  Such obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.  No trustee has been appointed as having authority to take action with respect to the Plan or the Company’s obligations thereunder, and each Participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the Plan or deferrals thereunder, and enforcing the Company’s obligations under the Plan.

The Committee administers the Plan.  The Committee has full discretionary authority to interpret the Plan, to determine benefits payable to Participants, to maintain records, to make rules for the regulation of the Plan and to appoint plan administrators and to take other actions necessary for the proper administration of the Plan.  The Plan may be amended or terminated at any time and from time to time, except that no such amendment may materially impair or curtail the Company’s contractual obligations arising from deferral elections previously made or for benefits accrued prior to such amendment without prior consent of the Participant.

Item 5.           Interests of Named Experts and Counsel.

Carlos M. Hernandez, Esq., Fluor’s Chief Legal Officer and Secretary, has passed upon the validity of the Deferred Compensation Obligations being registered hereby.  Mr. Hernandez is eligible to participate in the Plan.

Item 6.           Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware provides in general that a director or officer of a corporation (a) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (b) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (c) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (c) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all the circumstances, he is entitled to indemnification of such expenses.  The indemnification described in clauses (b) and (c) above shall be made only upon order by a court or a determination by (w) a majority of disinterested directors, (x) a committee of disinterested directors selected by a majority of the disinterested directors, (y) under certain circumstances, independent legal counsel, or (z) the stockholders, that indemnification is proper because the applicable standard of conduct is met.  Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

Fluor’s Amended and Restated Certificate of Incorporation includes provisions that:

1.             Eliminate, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty; and

2.             Require that directors and officers be indemnified to the fullest extent permitted by Delaware law.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Fluor Corporation (1)

4.2	Amended and Restated Bylaws of Fluor Corporation (2)

4.3	Fluor 409A Executive Deferred Compensation Program, effective as of January 1, 2005 (3)

5	Opinion of Carlos M. Hernandez, Esq. as to the legality of the securities being registered*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Carlos M. Hernandez, Esq. (contained in Exhibit 5 hereto)

24	Powers of Attorney (included on signature page)

(1)                 Incorporated by reference to Exhibit 3.1 of Fluor’s Registration Statement on Form 10/A (Amendment No. 1) (File No. 001-16129), filed with the SEC on November 22, 2000.

(2)                 Incorporated by reference to Exhibit 3.2 of Fluor’s Current Report on Form 8-K (File No. 001-16129), filed with the SEC on June 15, 2007.

(3)                 Incorporated by reference to Exhibit 10.2 of Fluor’s Current Report on 8-K (File No. 001-16129), filed with the SEC on December 21, 2007.

*                    Filed herewith.

Item 9.           Undertakings.

(1)           The undersigned Registrant hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fluor Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on December 21, 2007.

FLUOR CORPORATION

By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez, Esq.
Chief Legal Officer and Secretary

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carlos M. Hernandez and Eric P. Helm and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 21, 2007.

Signature	Title

/s/ Alan L. Boeckmann	Chairman of the Board of Directors and
Alan L. Boeckmann	Chief Executive Officer
(Principal Executive Officer)

/s/ D. Michael Steuert	Senior Vice President and
D. Michael Steuert	Chief Financial Officer
(Principal Financial Officer)

/s/ Victor L. Prechtl	Vice President and Controller
Victor L. Prechtl	(Principal Accounting Officer)

/s/ Ilesanmi Adesida	Director
Ilesanmi Adesida

/s/ Peter K. Barker	Director
Peter K. Barker

/s/ Peter J. Fluor	Director
Peter J. Fluor

/s/ James T. Hackett	Director
James T. Hackett

/s/ Kent Kresa	Director
Kent Kresa

Signature	Title

/s/ Vilma S. Martinez	Director
Vilma S. Martinez

/s/ Dean R. O’Hare	Director
Dean R. O’Hare

/s/ Joseph W. Prueher	Director
Joseph W. Prueher

/s/ Lord Robin W. Renwick	Director
Lord Robin W. Renwick, K.C.M.G.

/s/ Peter S. Watson	Director
Peter S. Watson

/s/ Suzanne H. Woolsey	Director
Suzanne H. Woolsey

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form 10/A (Amendment No. 1) on November 22, 2000 and incorporated herein by reference)

4.2	Amended and Restated Bylaws of the Registrant, effective June 15, 2007 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on June 15, 2007 and incorporated herein by reference)

4.3

Fluor 409A Executive Deferred Compensation Program, effective as of January 1, 2005 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K on December 21, 2007 and incorporated herein by reference)

5	Opinion of Carlos M. Hernandez, Esq. as to the legality of the securities registered hereby

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Carlos M. Hernandez (contained in Exhibit 5)

24	Powers of Attorney (included on Signature Page)